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                                                                    EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into and effective as of April 25, 2002 between Comark, Inc., a Delaware corporation ("Company"), and Timothy J. McGrath ("Executive").

                                 R E C I T A L S

Company is a wholly owned subsidiary of Insight Enterprises, Inc. ("Parent"). Executive is currently employed by Company in the position of Executive Vice-President of Sales and Marketing. Company has decided to offer Executive an employment agreement, the terms and provisions of which are set forth below.

NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

1.    TERMS OF AGREEMENT

(a) Replacement of Previous Agreements. When this Agreement becomes effective on April 25, 2002, it will replace all previous employment agreements between Executive and Company and/or its affiliates for all purposes. The consideration for this Agreement and the termination of such previous agreements is solely as stated in this Agreement and neither party shall have any further rights or duties under such previous agreements. The foregoing shall not diminish Executive's right, title and interest, pursuant to the terms of the Comark, Inc. Equity Incentive/Employment Agreement between Executive and Company dated October 13, 1999 (the "Equity Agreement"), to payment of his "Account" (as that term is defined in the Equity Agreement) as vested on April 25, 2002.

(b) Initial Term. Executive shall be employed by Company for the duties set forth in Section 2 for a one-year term, commencing as of April 25, 2002 and ending on April 25, 2003 (the "Initial Term"), unless sooner terminated in accordance with the provisions of this Agreement.

(c) Renewal Term; Employment Period Defined. On each successive day after the commencement of the Initial Term, without further action on the part of Company or Executive, this Agreement shall be automatically renewed for a new one-year term dated effective and beginning upon each such successive day (the "Renewal Term"); provided, however, that Company may notify Executive, or Executive may notify Company, at any time, that there shall be no renewal of this Agreement, and in the event of such notice, neither party shall be under any obligation to renew or extend this Agreement. The period of time commencing as of the date hereof and ending on the effective date of the termination of employment of Executive under this or any successor Agreement shall be referred to as the "Employment Period."

2.    POSITION AND DUTIES

(a) Job Duties. Company does hereby employ, engage and hire Executive to serve in an executive capacity, and Executive does hereby accept and agree to such employment, engagement, and hiring. Executive's duties and authority during the Employment Period shall be such executive duties as Parent's President (the "President") shall reasonably determine from time to time. Executive's initial title shall be President of Company, and his initial duties shall include responsibility for the day-to-day operations of Company and its operating subsidiaries, and for


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      certain other of Parent's subsidiaries as directed by the President. Such title and duties may be changed from time to time by the President. In the absence of the President, Parent's Chief Executive Officer (the "CEO") may assume the President's role under this Agreement, and in the absence of the CEO the Parent's Board of Directors (the "Board") may assume such role. Executive will devote substantially all of his working time and effort to his duties on behalf of Company, reasonable absences because of illness, vacation, and personal and family exigencies excepted.

(b) Best Efforts. Executive agrees that at all times during the Employment Period he will faithfully, and to the best of his ability, experience and talents, perform the duties that may be required of and from him and fulfill his responsibilities hereunder pursuant to the express terms hereof. Executive's ownership of, or participation (including any board memberships) in, any entity (other than Company ) must be disclosed to the Board; provided, however, that Executive need not disclose any equity interest held in any public company or any private company that is not engaged in a Competing Business as defined in Section 10 of this Agreement when such interest constitutes less than one percent (1.0%) of the issued and outstanding equity of such public or private company.

3.    COMPENSATION

(a) Base Salary. Company shall pay Executive a "Base Salary" in consideration for Executive's services to Company at the rate of $300,000 per annum. The Base Salary shall be payable as nearly as possible in equal semi-monthly installments or in such other installments as are customary from time to time for Company's executives. The Base Salary may be adjusted from time to time in accordance with the procedures established by Company for salary adjustments for executives, provided that the Base Salary shall not be reduced.

(b)   Incentive Compensation.

      (1) Executive shall also be permitted to participate in such incentive compensation plans as are adopted by the Board or Company from time to time. Beginning on the date hereof and continuing through the Employment Period, Executive shall be entitled to an incentive bonus, calculated and payable quarterly, equal to one and 65/100ths percent (1.65%) of the combined Net Earnings (as defined below) of Company and Insight Services Corporation ("ISC") (collectively, the "Business"), provided that the Net Earnings exceed the Minimum Amount (as defined below) for the applicable fiscal quarter. Company and Executive understand and agree that Company's business shall include all corporate sales divisions of Company and Insight Direct USA, Inc. ("Insight"), and that ISC's business shall include all services sales divisions of Company and Insight. Furthermore, Company and Executive understand and agree that the Business will not include any small- to medium-sized business (SMB) sales divisions or public sector sales divisions of either Company or Insight, which sales divisions will be moved into other subsidiaries of Parent.

      (2) For purposes of calculating Executive's incentive bonus pursuant to this Subsection (b), "Net Earnings" shall mean the net earnings of the Business calculated in accordance with accounting principles generally accepted in the United States (US GAAP). For the avoidance of doubt, Net Earnings shall be calculated after deducting (i) the "holding company allocation", (ii) Interest (as defined below),
            (iii) taxes and (iv) any incentive bonus amounts for Executive and other executives of the Business. The "holding company allocation" shall mean the monthly allocation of Parent's and affiliate


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            companies' expenses allocated to the Business by Parent and its affiliate companies in a manner consistent with Parent's customary practices, excluding any allocation of interest income associated with the Purchase Debt (as defined below). "Interest" shall mean interest charged on external and intercompany debt, excluding interest charged on debt (including both external and intercompany) totaling approximately $150 million ("Purchase Debt") created in conjunction with the acquisition of Comark, Inc. by Insight Enterprises, Inc. The amounts payable pursuant to this Subsection 3(b) shall be paid on or before thirty (30) days after the public financial reporting by Parent at the end of the applicable fiscal quarter. For purposes of this Subsection 3(b), the term "Minimum Amount" means an amount equal to eighty percent (80%) of the average of the Net Earnings for the immediately preceding four fiscal quarters ended prior to the applicable fiscal quarter. Notwithstanding the foregoing, the Net Earnings during the second calendar quarter of 2001 shall be deemed to be $4,591,000, during the third calendar quarter of 2001 shall be $7,641,000, during the fourth calendar quarter of 2001 shall be $10,655,000, during the first calendar quarter of 2002 shall be $4,741,000, and during the second calendar quarter of 2002 shall be the Net Earnings for May and June 2002 only (i.e., excluding April 2002) multiplied by a factor of 3/2. Notwithstanding any provision in this Subsection 3(b) to the contrary, Executive's incentive bonus for the second calendar quarter of 2002 shall be calculated pursuant to the foregoing provisions and then multiplied by a factor of 2/3, due to the fact that the term of this Agreement excludes most of April 2002.

      (3) If upon final presentation of consolidated financial statements to Parent by Parent's outside Certified Public Accountants, the combined "net earnings" of the Business requires adjustment for any period for which the Executive received an incentive bonus hereunder, then, within thirty (30) days after such presentation, Company or Executive, as the case may be, shall pay to the other the amount necessary to cause the net amount of incentive bonus paid to be the proper amount after adjustment; provided that if Executive shall pay Company pursuant to the provisions of this clause (3), then the amount the Executive shall pay will be reduced by the taxes withheld by Company attributable to such amount ("Withheld Portion"), and the Company shall apply the Withheld Portion toward Company's withholding obligations with regard to any subsequent payments of Base Salary and incentive compensation made pursuant to Sections 3(a) and 3(b) or, at Company's option, Executive shall repay to Company any remaining amount due within seven business days of Company's written request therefor. Notwithstanding the foregoing, if the presentation of consolidated financial statements referenced above occurs more than five (5) years after the last day of the period to which the original incentive bonus at issue applied, no adjustments may be made pursuant to this subsection.

(c) Incentive and Benefit Plans. Executive will be entitled to participate in those incentive compensation and benefit plans reserved for Company's executives, including any such plans offered by Parent to employees of its subsidiaries, including any stock option plans, in accordance with the terms of such compensation and benefit plans. Additionally, Executive shall be entitled to participate in any other benefit plans sponsored by Company or offered by Parent to employees of its subsidiaries, including any savings plan, life insurance plan and health insurance plan available generally to employees of Company from time to time, subject to any restrictions specified in, or amendments made to, such plans.

(d) Vacation. Executive shall be entitled to four (4) weeks vacation during the calendar year, and such additional vacation time as the Board shall approve, with such vacation to be scheduled and taken in accordance with Company's standard vacation policies, but this provision is not intended


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      to interfere with or limit Executive's discretion to determine the appropriate time to be devoted to his duties hereunder.

(e) Stock Options. Concurrently herewith, Executive is being granted 100,000 stock options under Parent's 1998 Long-Term Incentive Plan, at a strike price to equal the closing share price of Parent's stock on the date of grant and vesting at 50,000 shares on April 25, 2003 and 50,000 shares on April 25, 2004, such options to be evidenced by and subject to the provisions in the award agreements being delivered concurrently.

4.    BUSINESS EXPENSES

Company will reimburse Executive for any and all necessary, customary and usual expenses which are incurred by Executive on behalf of Company, provided Executive provides Company with receipts to substantiate the business expense in accordance with Company's policies or otherwise reasonably justifies the expense to Company.

5.    DEATH OR DISABILITY

(a) Death. This Agreement shall terminate upon Executive's death. Executive's estate shall be entitled to receive the Base Salary due through the date of his death and any incentive compensation payable for quarters ended prior to Executive's death, but no Base Salary or other payment or benefit will be payable after death except as expressly provided elsewhere in this Agreement. The determination of any bonuses or incentive compensation to be payable for quarters ending following Executive's death will be made in accordance with the provisions of any incentive compensation program, practice, or policy in which Executive participates at the time of Executive's death. If there is no written incentive compensation program, policy, or practice in effect at the time of Executive's death, Company, in the exercise of its discretion, may elect to pay to Executive's estate a portion of the incentive compensation to which Executive would have been entitled (had Executive not died) for the year in which this Agreement terminated due to Executive's death.

(b) Disability. The Company may terminate this Agreement upon written notice to Executive in the event of Executive's "Disability". For purposes of this Agreement, Executive shall be deemed to have a "Disability" if, for a minimum continuous period of six (6) months, Executive meets the definition of "Disability" used to determine Executive's right to benefits pursuant to the long-term disability insurance policy in place for Company's exempt employees at the end of such six-month period and such disability occurs due to a physical or mental injury or illness that occurs while Executive is actively employed by Company. Notwithstanding the foregoing, Executive shall be deemed to have a "Disability" if the sole factor preventing Executive from otherwise meeting the definition of "Disability" set forth above is Executive's employment and/or receipt of compensation pursuant to this Agreement. If this Agreement is terminated due to Executive's Disability, Executive shall receive the severance compensation called for by Section 6B(b). Company may not terminate this Agreement for Cause (see Section 6A) due solely to Executive's breach of
      Section 2 if such breach is the result of Executive's Disability.

6A.   TERMINATION BY COMPANY FOR CAUSE

(a) Termination for Cause. Company may terminate this Agreement at any time during the Initial Term or any Renewal Terms for "Cause" upon written notice to Executive. If Company terminates this Agreement for "Cause," Executive's Base Salary shall immediately cease, and Executive shall not be entitled to severance payments, incentive compensation payments or any


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      other payments or benefits pursuant to this Agreement, except for any vested rights pursuant to any benefit plans in which Executive participates including Executive's stock options in Parent, any accrued compensation, any accrued vacation pay and similar items. For purposes of this Agreement, the term "Cause" shall mean the termination of Executive's employment by Company for one or more of the following reasons:

      (1) The criminal conviction for any felony involving theft or embezzlement from Company or any affiliate;

      (2) The criminal conviction for any felony involving moral turpitude that reflects adversely upon the standing of Company in the community;

      (3) The criminal conviction for any felony involving fraud committed against Company, any affiliate or any individual or entity that provides goods or services to, receives goods or services from or otherwise deals with Company or any affiliate;

      (4) Acts by Executive that constitute repeated and material violations of this Agreement, any written employment policies of Company, or any written directives of Company. A violation will not be considered to be "repeated" unless such violation has occurred more than once and after receipt of written notice from Company of such violation; or

      (5) Failure to fully cooperate in any investigation by Company or Parent.

(b) Determination of No Cause. If Company terminates Executive for Cause, and it is later determined at the conclusion of the Dispute Resolution process provided in Section 11 of this Agreement that Cause did not exist, Company will pay Executive the amount he would have received under this Agreement if his employment had been terminated by Company without Cause, plus interest at the Prime Rate published by the Wall Street Journal on the date of termination. Such payments and interest shall be calculated as of the effective date of the initial termination. Payment shall be made within fifteen (15) days after such later determination is made.

(c) Termination by Executive without Good Reason. If Executive terminates his employment without Good Reason as that term is defined in Subsection 7(b), the consequences under this Agreement shall be identical to those of a termination for Cause.

(d) Incentive Compensation. Executive shall not be entitled to receive any incentive compensation payments for the fiscal quarter in which his employment is terminated for Cause or any later quarters.

(e) Other Plans. Except to the extent specified in this Section 6A including this Subsection (e), termination of Executive's employment under this Agreement shall not affect Executive's participation in, distributions from, and vested rights under any employee benefit plan of Company, which will be governed by the terms of those respective plans, in the event of Executive's termination of employment.

6B.   TERMINATION BY COMPANY WITHOUT CAUSE

(a) Termination without Cause. Company also may terminate this Agreement at any time during the Initial Term or Renewal Terms without Cause. If Company terminates this Agreement pursuant to this Subsection, Company shall provide Executive with ninety (90) days advance written


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      notice. This Agreement shall continue during such notice period. The termination of this Agreement shall be effective on the ninetieth (90th) day following the day on which the notice is given. Company may, at its discretion, place Executive on a paid administrative leave during all or any part of said notice period. During the administrative leave, Company may bar Executive's access to Company's offices or facilities if reasonably necessary to the smooth operation of Company, or may provide Executive with access subject to such reasonable terms and conditions as Company chooses to impose.

(b) Severance Compensation. Should Executive's employment by Company be terminated without Cause, Executive shall receive as a lump sum immediately upon such termination the total amount of his Base Salary for the remainder of the Initial Term or current Renewal Term, as applicable, determined as if the employment of Executive had not been terminated prior to the end of such term and as if Executive had continued to perform all of his obligations under this Agreement and as an employee, officer and/or director of Company. Except as otherwise provided herein, Executive shall have no duty to mitigate damages in order to receive the severance compensation described by this Subsection, and the severance compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

(c) Incentive Compensation. If Executive is terminated without Cause, Executive shall receive as a lump sum immediately upon such termination incentive compensation for the number of quarters remaining in the Initial Term or latest Renewal Term, with the amount per quarter equal to the average bonus paid during the four quarters immediately preceding the date of notice of termination as if Executive had continued to perform all of his obligations under this Agreement and as an employee of Company. Except as otherwise provided herein, Executive shall have no duty to mitigate damages in order to receive the incentive compensation described by this Subsection and the incentive compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

(d) Other Plans. Except to the extent specified in this Section 6B including this Subsection (d), termination of this Agreement shall not affect Executive's participation in, distributions from, and vested rights under any employee benefit plan of Company, which will be governed by the terms of those respective plans, in the event of Executive's termination of employment. If Executive is terminated without Cause, then Executive shall become fully vested under any and all stock bonus and stock option plans and agreements in which Executive had an interest, vested or contingent. If applicable law or the terms of such plan(s) prohibit such vesting, then Company shall pay Executive an amount equal to the value of the benefits and rights that would have, but for such prohibition, been vested. Except as otherwise provided herein, Executive shall have no duty to mitigate damages in order to receive the compensation described by this Subsection and the compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

(e) Example. For example, if Company were to provide notice to Executive of Termination without Cause on January 1, 2003, then the Employment Period would end ninety days thereafter, on April 1, 2003, and Company would pay to Executive in a lump sum payment immediately thereafter the sum of an amount equal to (i) Executive's Base Salary for the next one (1) year totaling $300,000 (assuming the Base Salary was at that time $300,000) plus (ii) the incentive compensation for four fiscal quarters computed as stated above. Additionally, on April 1, 2003 Executive would become fully vested in all Company stock bonus and stock option plans and agreements in which Executive had an interest.



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7.    TERMINATION BY EXECUTIVE

(a) General. Executive may terminate this Agreement at any time, with or without "Good Reason." If Executive terminates this Agreement without Good Reason, Executive shall provide Company with ninety (90) days advance written notice. If Executive terminates this Agreement with Good Reason, Executive shall provide Company with thirty (30) days advance written notice.

(b) Good Reason Defined. For purposes of this Agreement, "Good Reason" shall mean and include each of the following (unless Executive has expressly agreed to such event in a signed writing):

      (1) The assignment to Executive of duties which are not executive in nature, except in connection with the termination of this Agreement for Cause, Executive's death or Disability, termination by Executive other than for Good Reason, or the expiration of the Agreement without renewal;

      (2) The recommended travel of Executive by the Board in furtherance of Company business which is materially more extensive than Executive's travel or contemplated travel as of the effective date of this Agreement, taking into consideration the additional duties that will be assumed by Executive as of such date;

      (3) The assignment of Executive by Company to a location more than 50 miles from the present executive offices of Company;

      (4) Reduction by Company in Executive's Base Salary as set forth in this Agreement or as the same may be increased from time to time;

      (5) Failure by Company to continue in effect any incentive compensation program, policy or practice, or any savings, life insurance, health and accident or disability plan in which Executive is participating on the effective date of this Agreement (or plans which provide Executive with substantially similar benefits) or the taking of any action by Company which would adversely affect Executive's participation in or materially reduce his benefit under any of such plans or deprive him of any material fringe benefit enjoyed by him as of the effective date of this Agreement or any later date. Amendment or modification of said plans, to the extent required pursuant to applicable federal law and the procedures set forth in the respective plan, or amendments of such plans that apply to either all employees generally or all senior executives shall not be considered to be "Good Reason" for purposes of this clause (5);

      (6) Failure of Company to obtain a specific written agreement satisfactory to Executive from any successor to the business, or substantially all the assets of Company, to assume this Agreement or issue a substantially similar agreement;

      (7) The termination or attempted termination of this Agreement by Company purportedly for Cause if it is thereafter determined as provided in Section 6A(b) that Cause did not exist under this Agreement with respect to the termination;

      (8) Breach of any material provisions of this Agreement by Company which is not cured within thirty (30) days after receipt by Company of written notice of such breach from Executive; or



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      (9)   Any action taken by Company over the specific, contemporaneous, written objection of Executive that is likely (i) to cause a material reduction in the value of this Agreement to Executive or
            (ii) to materially impair Executive's abilities to discharge his duties hereunder. This provision is not intended to affect either Company's or Executive's right to terminate this Agreement as provided for elsewhere herein.

(c) Effect of Good Reason Termination. If Executive terminates this Agreement for Good Reason, as defined in Subsection 7(b), Executive shall be entitled to receive all of the payments and benefits provided by Section 6B and otherwise in this Agreement to the same extent as if this Agreement had been terminated by Company without Cause.

8.    CHANGE IN CONTROL OF COMPANY

(a) General. Company considers the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Company, Parent and Parent's shareholders. Company and Parent recognize that, as is the case with many publicly held corporations, the continuing possibility of an unsolicited tender offer or other takeover bid for Parent may be unsettling to Executive and other senior executives of Company or Parent and may result in the departure or distraction of management personnel to the detriment of Company, Parent and Parent's shareholders. The Board and the Compensation Committee of the Board (the "Committee") have previously determined that it is in the best interests of Company, Parent and , Parent's shareholders for Company to minimize these concerns by making this Change in Control provision an integral part of this Employment Agreement, which would provide Executive with a continuation of benefits in the event Executive's employment with Company terminates under certain limited circumstances.

      This provision is offered to help assure a continuing dedication by Executive to his duties to Company notwithstanding the occurrence of a tender offer or other takeover bid. In particular, the Board and the Committee believe it important, should Company or Parent receive proposals from third parties with respect to its future, to enable Executive, without being influenced by the uncertainties of his own situation, to assess and advise the Board whether such proposals would be in the best interests of Company, Parent and Parent's shareholders and to take such other action regarding such proposals as the Board might determine to be appropriate. The Board and the Committee also wish to demonstrate to Executive that Company is concerned with his welfare and intends to see he is treated fairly.

(b) Continued Eligibility to Receive Benefits. In view of the foregoing and in further consideration of Executive's continued employment with Company, if a Change in Control occurs, Executive shall be entitled to a lump-sum severance benefit provided in Subsection 8(c) if, prior to the expiration of twenty-four (24) months after the Change in Control, Executive notifies Company of his intent to terminate his employment with Company for Good Reason or Company terminates Executive's employment without Cause or if, prior to the expiration of one hundred twenty (120) days after the Change in Control, Executive terminates his employment with Company. If Executive triggers the application of this Section by terminating employment for Good Reason, he must do so within one hundred twenty (120) days following his receipt of notice of the occurrence of the last event that constitutes Good Reason. The full severance benefits provided by this Section shall be payable regardless of the period remaining until the expiration of the Agreement without renewal.

(c) Receipt of Benefits. If Executive is entitled to receive a severance benefit pursuant to Subsection 8(b) hereof, Company will provide Executive with the following benefits:



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      (1)   A lump sum severance payment within ten (10) days following
            Executive's last day of work equal to the sum of (i) the greater of Executive's annualized Base Salary in effect on the date of termination of employment or Executive's highest annualized Base Salary in effect on any date during the term of this Agreement and
            (ii) the amount of all incentive compensation paid or accrued to Executive for Company's most recent four fiscal quarters then ended.

      (2) Executive shall become fully vested in any and all stock bonus and stock option plans and agreements of Company and Parent in which Executive had an interest, vested or contingent. If applicable law or the terms of such plan(s) prohibit such vesting, then Company shall pay Executive an amount equal to the value of benefits and rights that would have, but for such prohibition, have been vested in Executive. Nothing in this Section 8(c)(2) shall prevent any stock option granted to Executive by Company or Parent from vesting upon a "change of control" as defined in and pursuant to the terms of the plan pursuant to which such stock option was granted.

      (3) Executive will continue to receive life, disability, accident and group health and dental insurance benefits substantially similar to those which he was receiving immediately prior to his termination of employment until the earlier of (i) the end of the period of 12 months following his termination of employment or (ii) the day on which he becomes eligible to receive any substantially similar continuing health care benefits under any plan or program of any other employer. The benefits provided pursuant to this Subsection shall be provided on substantially the same terms and conditions as they were provided prior to the Change in Control, except that the full cost of such benefits shall be paid by Company. Executive's right to receive continued coverage under Company's group health plans pursuant to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as it may be amended or replaced from time to time, shall commence following the expiration of his right to receive continued benefits under this Agreement. Executive's right to receive all forms of benefits under this Section is reduced to the extent he is eligible to receive any health care benefit from any other employer without his request to pay any premium with respect thereto.

      (4) Except as otherwise provided herein, Executive shall have no duty to mitigate damages in order to receive the severance compensation described by this Subsection, and the severance compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source. If Executive is entitled to receive the payments called for by this Subsection 8(c), Executive's right to receive the compensation provided by Sections 6A, 6B and 7 shall to the extent of such payments be reduced.

(d) Change in Control Defined. For purposes of this Agreement, a "Change in Control" means any one or more of the following events:

      (1) When the individuals who, at the beginning of any period of two years or less, constituted the Board of Parent cease, for any reason, to constitute at least a majority thereof unless the election or nomination for election of each new director was approved by the vote of at least two thirds of the directors then still in office who were directors at the beginning of such period;

      (2) A change of control of Parent through a transaction or series of transactions, such that any person (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange


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            Act of 1934 ("1934 Act")), excluding affiliates of Company as of the
            Effective Date, is or becomes the beneficial owner (as that term is used in Section 13(d) of the 1934 Act) directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of Parent's then outstanding securities;

      (3) Any merger, consolidation or liquidation of Parent in which Parent is not the continuing or surviving company or pursuant to which stock would be converted into cash, securities or other property, other than a merger of Parent in which the holders of the shares of stock immediately before the merger have the same proportionate ownership of common stock of the surviving company immediately after the merger;

      (4) The shareholders of Parent approve any plan or proposal for the liquidation or dissolution of Parent; or

      (5) Substantially all of the assets of Parent are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code") in which Company is a member at the effective date of this Agreement.

(e) Good Reason Defined. For purposes of this Section, "Good Reason" shall have the meaning assigned to it in Subsection 7(b).

(f) Notice of Termination by Executive. Any termination by Executive under this Section 8 shall be communicated by written notice to Company which shall set forth generally the facts and circumstances claimed to provide a basis for such termination.

(g)   Gross-Up Allowance.

      (1) General Rules. The Code places significant tax consequences on Executive and Company if the total payments made to Executive due, or deemed due, to a Change in Control exceed prescribed limits. For example, if Executive's "Base Period Income" (as defined below) is $100,000 and Executive's "Total Payments" exceed 299% of such Base Period Income (the "Cap"), Executive will be subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to him in excess of $100,000. In other words, if Executive's Cap is $299,999, he will not be subject to an excise tax if he receives exactly $299,999. If Executive receives $300,000, he will be subject to an excise tax of $40,000 (20% of $200,000). In the event that an excise tax is payable by Executive as a result of the application of Sections 280G and 4999 of the Code, for any reason, due to this Agreement or otherwise, Company shall pay to Executive a "gross-up allowance" equal in amount to the sum of (i) the excise tax liability of Executive on the Total Payments, and (ii) all the total excise, income, and payroll tax liability of Executive on the "gross-up allowance," further increased by all additional excise, income, and payroll tax liability thereon, which increase shall be part of the "gross-up allowance" for purpose of computing the "gross-up allowance." Company shall indemnify and hold Executive harmless from such additional tax liability for the income and payroll tax arising from the "gross-up allowance" and all excise tax arising with respect to compensation and other payments made to Executive under this Agreement and excise, income, and payroll tax on the "gross-up allowance," and all penalties and interest thereon. The purpose and effect of the gross-up allowance is to cause Executive to have the same net compensation after income, excise, and payroll taxes that Executive would have if there was no tax under Code Section 4999.



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      (2)   Special Definitions. For purposes of this Section, the following specialized terms will have the following meanings:

            (A) "Base Period Income". "Base Period Income" is an amount equal to Executive's "annualized includable compensation" for the "base period" as defined in Sections 280G(d)(1) and (2) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations adopted thereunder. Generally, Executive's "annualized includable compensation" is the average of his annual taxable income from Company for the "base period," which is the five calendar years prior to the year in which the Change of Control occurs.

            (B) "Cap" or "280G Cap". "Cap" or "280G Cap" shall mean an amount equal to 2.99 times Executive's "Base Period Income." This is the maximum amount which he may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which Company may pay without loss of deduction under
                  Section 280G of the Code.

            (C) "Total Payments". The "Total Payments" include any "payments in the nature of compensation" (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to or for Executive's benefit, the receipt of which is contingent or deemed contingent on a Change of Control and to which Section 280G of the Code applies.

      (3) Inclusion of Successor Sections. For purposes of this Subsection 8(g), any reference to any Section of the Code also shall be deemed a reference to any Code Section resulting from the modification, amendment, renumbering or replacement of such Code Section.

(h) Effect of Repeal. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, Subsection 8(g) shall be of no further force or effect.

(i) Employment by Successor. For purposes of this Agreement, employment by a successor of Company or Parent, or affiliate thereof, that has assumed this Agreement, shall be considered to be employment by Company or Parent or one of their affiliates. As a result, if Executive is employed by such a successor following a Change in Control, he will not be entitled to receive the benefits provided by Section 8(c) unless his employment with the successor is subsequently terminated without Cause, he terminates his employment for Good Reason, or he terminates his employment within 120 days after the Change in Control in accordance with Subsection 8(b) of this Agreement. Nothing in this Section 8(i) shall prevent any stock option granted to Executive by Company or Parent from vesting upon a "change of control" as defined in and pursuant to the terms of the plan pursuant to which such stock option was granted.

9.    CONFIDENTIALITY

Executive covenants and agrees to hold in strictest confidence, and not disclose to any person, firm or company, without the express written consent of Company, any and all of Company's and all affiliates and subsidiaries of Company's (collectively, "Company's Family") confidential data, including the existence, termination and terms of this Agreement, the terms and circumstances of the termination (by either party) of this Agreement, and information and documents concerning Company's Family's business, customers, and suppliers, market methods, files, trade secrets, or other "know-how" or techniques or information not of a published nature or generally known (for the duration they are not published or generally known) which shall come into his possession, knowledge, or custody concerning


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the business of Company's Family, except as such disclosure may be required by law or in connection with Executive's employment hereunder or except as such matters may have been known to Executive at the time of his employment by Company and except that Executive may disclose the existence, terms and termination of this agreement to Executive's accountants, attorneys or estate planning professionals. This covenant and agreement of Executive shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise so long as such information and data shall be treated as confidential by Company's Family.

10.   RESTRICTIVE COVENANTS

(a)   Covenant Not to Compete.

      (1) In consideration of Company's agreements contained herein and the payments to be made by it to Executive pursuant hereto, in the event of either the termination of Executive's employment by Company with Cause or the termination of employment by Executive without Good Reason, Executive agrees that, for one year ("Time Period") following his termination of employment and so long as Company is continuously not in default of its obligations to Executive hereunder or under any other agreement, covenant, or obligation, he will not, without prior written consent of Company, consult with or act as an advisor to another company about activity which is a "Competing Business" of such company in the United States, Canada or Europe ("Area"). For purposes of this Agreement, Executive shall be deemed to be engaged in a "Competing Business" if, in any capacity, including proprietor, partner, officer, director or employee, he engages or participates, directly or indirectly, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which activity is competitive with the then actual business in which any member of Company's Family is engaged on the date of, or any business contemplated by Company's business plan in effect on the date of notice of, Executive's termination of employment. Nothing in this subparagraph is intended to limit Executive's ability to own equity in a public company constituting less than one percent (1%) of the outstanding equity of such company, when Executive is not actively engaged in the management thereof. Company shall furnish Executive with a good-faith written description of the business or businesses in which Company's Family is then actively engaged within 30 days after Executive's termination of employment, and only those activities so timely described which are in fact actively engaged by Company's Family may be treated as activities of which one may be engaged that is competitive with Company's Family.

      (2) The "Time Period" used for the purposes of Section 10(a)(1) shall be shortened to six months in the event Executive's employment is terminated by Company "without Cause" or by Executive for "Good Reason."

(b) Non-Solicitation. Executive recognizes that Company's Family's customers are valuable and proprietary resources of Company's Family. Accordingly, Executive agrees that for a period of one year following his termination of employment, and only so long as Company is continuously not in default of its obligations to Executive hereunder or under any other agreement, covenant, or obligation, he will not directly or indirectly, through his own efforts or through the efforts of another person or entity, (i) solicit business from any individual or entity located in the United States, Canada, or Europe which obtained services from Company's Family at any time during Executive's employment with Company, except to the extent that such solicitation is non-competitive with the then actual business in which any member of Company's Family is engaged on the date of, or any business contemplated by Company's business plan in effect on the date of


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      notice of, Executive's termination of employment, (ii) he will not solicit business from any individual or entity located in the United States, Canada, or Europe which was solicited by Executive on behalf of Company's Family, except to the extent that such solicitation is non-competitive with the then actual business in which any member of Company's Family is engaged on the date of, or any business contemplated by Company's business plan in effect on the date of notice of, Executive's termination of employment, and (iii) he will not solicit employees of Company's Family who would have the skills and knowledge necessary to enable or assist efforts by Executive to engage in a Competing Business. This covenant shall apply in the event of any termination of this Agreement by either party.

(c) Remedies: Reasonableness. Executive acknowledges and agrees that a breach by Executive of the provisions of this Section 10 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of this Section. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Executive.

      Executive expressly acknowledges and agrees that (i) the Restrictive Covenants contained herein are reasonable as to time and geographical area and do not place any unreasonable burden upon him; (ii) the general public will not be harmed as a result of enforcement of these Restrictive Covenants; and (iii) Executive understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.

11.   DISPUTE RESOLUTION

(a) Mediation. Any and all disputes between the parties arising during the term of this Agreement, or arising at any time related to this Agreement or the relationship of the parties arising out of this Agreement, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Subsection 11(d). Notwithstanding the foregoing, both Executive and Company may seek preliminary injunctive or other judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 11. Any demand for mediation shall be made in writing and served upon the other party to the dispute personally, or by certified mail, return receipt requested, at the address specified in Section 13. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Cook County, Illinois, within thirty (30) days of the date of selection or appointment of the mediator. Each of the parties shall bear its own costs of participation and representation with regard to any mediation, and each shall pay one-half of all charges billed by the mediator.

(b) Arbitration. In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before an independent arbitrator selected pursuant to Subsection 11(d). The mediator shall not serve as the arbitrator. EXCEPT AS PROVIDED IN SUBSECTION 11 (a) OR A CONFIRMATION PROCEEDING AS SET FORTH IN SUBSECTION 11(c), ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, TERMINATION BY ALLEGED BREACH OF CONTRACT OR POLICY, OR ALLEGED EMPLOYMENT TORT COMMITTED BY COMPANY OR A REPRESENTATIVE OF COMPANY, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS SECTION 11 AND THERE SHALL


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      BE NO RECOURSE TO COURT, AND ALL RIGHTS OR REQUESTS FOR A JURY TRIAL ARE
      EXPRESSLY WAIVED.

      The arbitration hearing shall occur at a time and place convenient to the parties in Cook County, Illinois, within thirty (30) days of selection or appointment of the arbitrator. If Company has adopted a lawful policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy, to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. Sections 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect on the date of the first notice of demand for arbitration. Notwithstanding any provisions in such rules to the contrary, the arbitrator shall issue findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

(c) Damages. In case of breach of contract, damages shall be limited to contract damages. In cases of claims based on an alleged statutory violation, the remedy shall be limited to the remedies provided by the applicable statute. In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, except that court review of the arbitrator's award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

(d) Selection of Mediator or Arbitrator. The parties shall select the mediator and arbitrator from a panel list made available by the AAA. If the parties are unable to agree to a mediator or an arbitrator within ten (10) days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five
      (5) mediators or arbitrators obtained by Company from the AAA. Executive shall have the first strike.

(e) Expenses. The prevailing party's costs and expenses of any arbitration (including reasonable attorneys' fees and costs) shall be awarded to such prevailing party to such arbitration as determined by the arbitrator.

12.   BENEFIT AND BINDING EFFECT

This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, including any company, person, or other entity which may acquire all or substantially all of the assets and business of Company or any company with or into which Company may be consolidated or merged, and Executive, his heirs, executors, administrators, and legal representatives, provided that the obligations of Executive may not be delegated.

13.   NOTICES

All notices hereunder shall be in writing and delivered personally, sent by overnight commercial carrier requiring a signature release, or sent by registered or certified mail, postage prepaid and return receipt requested:

      If to Company, to:      Comark, Inc.
                              c/o Insight Enterprises, Inc.
                              ATTN: Tony Smith, President
                              1305 West Auto Drive
                              Tempe, Arizona 85284




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                                                                    CONFIDENTIAL



      If to Executive, to:    Timothy J. McGrath
                              4111 Royal Troon Court
                              St. Charles, Illinois  60174

Either party may change the address to which its notices are to be sent by giving ten (10) days written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on personal delivery, on date of deposit with overnight commercial carrier or on the date of deposit in the United States mail in the manner provided for giving notice by mail.

14.   ENTIRE AGREEMENT

Except as otherwise provided in Section 1(a), the entire understanding and agreement between the parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements and understandings between Executive and Company with respect to the relationship of Executive with Company, except with respect to other continuing or future bonus, incentive, stock option, health, benefit and similar plans or agreements.

15.   GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois.

16.   CAPTIONS

The captions included herein are for convenience and shall not constitute a part of this Agreement.

17.   DEFINITIONS

Throughout this Agreement, certain defined terms will be identified by the capitalization of the first letter of the defined word or the first letter of each substantive word in a defined phrase. Whenever used, these terms will be given the indicated meaning.

18.   SEVERABILITY

If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law. Any such reformation shall be read as narrowly as possible to give the maximum effect to the mutual intentions of Executive and Company.

19.   TERMINATION OF EMPLOYMENT

The termination of this Agreement by either party also shall result in the termination of Executive's employment relationship with Company in the absence of express written notice from the terminating party or an express written agreement between the parties providing to the contrary.



                                       15
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                                                                    CONFIDENTIAL



20.   TIME IS OF THE ESSENCE

Company and Executive agree that time is of the essence with respect to the duties and performance of the covenants and promises of this Agreement.

21.   CONSTRUCTION

The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any party. The Section, Subsection and Subparagraph headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement in any way. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. This Agreement is the result of negotiation between Company and Executive and both have had the opportunity to have this Agreement reviewed by their legal counsel and other advisors. Accordingly, no provision of this Agreement or any amendments or exhibits hereto shall be construed for or against Company or Executive, regardless of which party drafted the provision at issue. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation.



THIS EMPLOYMENT AGREEMENT AGREED TO AND ACCEPTED BY:

                                    COMPANY:
                                    COMARK, INC.
                                    a Delaware corporation


                                    By: Stanley Laybourne
                                        --------------------------------------
                                    Its: Chief Financial Officer
                                         -------------------------------------




                                    /s/ Timothy J. McGrath
                                    ------------------------------------------
                                    EXECUTIVE: Timothy J. McGrath





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